Exhibit 99.1

Gevo Reports Fourth Quarter 2014 Financial Results

Significant Progress Made on Commercial Production of Isobutanol at Luverne, Focus Turns to Licensing

•	Reports EPS of ($0.11) for the fourth quarter

•	Ended the fourth quarter with cash and cash equivalents of $6.4 million

•	In February 2015, closed an offering of common stock units representing gross proceeds of $6.65 million; have subsequently received an additional $2.0 million of gross proceeds through the exercise of warrants associated with this offering

•	Revenue in fourth quarter 2014 was $9.5 million, as compared to $1.7 million for the same quarter in 2013

•	Met milestone of producing greater than fifty thousand gallons of isobutanol in one month at Luverne in December 2014

•	Achievements and data at Luverne support the acceleration of Gevo’s isobutanol licensing program

•	Luverne focus switched to the maximization of plant-level cash flows, while continuing to seed key isobutanol markets in chemicals and fuels

•	Introduced new ethanol-to-hydrocarbons technology which could provide the ethanol industry a much broader set of end-product market and margin opportunities

ENGLEWOOD, Colo. – March 26, 2015 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended December 31, 2014 and provided an update on recent corporate highlights.

In the fourth quarter of 2014, Gevo continued to progress the commercial operation of isobutanol at Luverne under the Side-by-Side mode of production (SBS), meeting its stated milestone in December 2014 of producing greater than fifty thousand gallons of isobutanol in one month. This achievement was a result of the introduction of Gevo’s second-generation yeast biocatalyst at the plant, as well as significant process improvements learned by Gevo since switching the plant to SBS production earlier in 2014.

The data generated at the Luverne plant and in the labs in Denver continues to support ultimate, optimized isobutanol production costs that would support EBITDA margins for isobutanol of $0.50-$1.00 per gallon. In the fourth quarter, Praj Industries Limited (Praj), a global leader in process engineering and equipment manufacturing for the ethanol and brewing industries, conducted extensive due diligence at the Luverne plant, and has confirmed these cost projections. Praj has subsequently signed a memorandum of understanding (MOU) wherein Praj will undertake to license up to 250 million gallons of isobutanol capacity for sugar-based ethanol plants over the next ten years.

With this data in hand, Gevo’s focus has turned to the licensing of its isobutanol technology. In addition to the Praj MOU, Gevo signed a letter of intent (LOI) in the fourth quarter to license its technology to Highland EnviroFuels’ sugar cane and sweet sorghum project based in Florida. These supplement the LOIs that were previously entered into with IGPC Ethanol Inc. based in Canada, and Porta Hnos S.A. based in Argentina. As a result of this interest, Gevo is targeting signing a binding agreement with at least one licensee for its isobutanol technology in 2015.

In the fourth quarter, Gevo continued to develop key segments of the isobutanol market, with a focus on those where renewable isobutanol performance attributes solve customer problems. Brenntag Canada began sales of isobutanol to the specialty chemical markets, while Gulf Racing Fuels began introducing isobutanol for use in off-road applications, including sales to retail consumers through NAPA Auto Parts in North Dakota.

Significantly, a consortium of leading organizations from the recreational marine industry announced the completion of more than four years of testing of Gevo’s isobutanol for use in boat engines. They determined that isobutanol performs well across several gasoline marine engines platforms. The testing was performed in collaboration with the National Marine Manufacturers Association, the American Boat and Yacht Council and several engine and boat manufacturers across the industry, and was also supported by The US Department of Energy, the Office of Energy Efficiency and Renewable Energy and Argonne National Laboratory.

Gevo’s hydrocarbons business continued to show progress, with strengthening demand being shown for the jet fuel, isooctane and paraxylene derived from isobutanol produced at Luverne. Certain parties have shown interest in offtake agreements for these products, and Gevo anticipates achieving both ASTM (American Society for Testing and Materials) and MIL-SPEC (Defense Specification) certifications for its jet fuel in 2015, which would help accelerate the commercial adoption of Gevo’s product in both the commercial and military jet markets.

To augment the strategic interest in this hydrocarbons business segment, Gevo announced the introduction of a new technology it has developed to convert ethanol into a tailored mix of end-products, including propylene (an ingredient in consumer plastics, fibers, films, and superabsorbants) and renewable hydrogen. Preliminary technical and economic analyses indicate that the products, sourced from renewable feedstock, would be cost competitive with traditional petrochemical approaches. Following successful scale-up, we believe this technology would open up a much broader set of end-product market and margin opportunities for ethanol producers.

Gevo has continued to strengthen its intellectual portfolio position. Recent decisions at the U.S. Supreme Court and at the U.S. Patent Office (USPTO) continue to support Gevo’s freedom to operate, as well as reinforce key aspects of Gevo’s own technology. These are of paramount importance as Gevo accelerates its licensing program. In particular, the USPTO recently confirmed the validity of several Gevo patents covering key genetic engineering technologies, which Gevo believes are needed to make commercially viable isobutanol yeast biocatalysts.

“Having validated many aspects of our isobutanol production technology under SBS production, whereby we co-produce isobutanol and ethanol at Luverne, we now plan on operating the plant to maximize cash flows. We expect to continue the production of isobutanol at Luverne, and we expect the key drivers for such operations to be 1) customer demand for seeding key markets; and 2) proving out new facets of our technology. Isobutanol continues to be a very attractive product from a commercial point of view. The progress we have made in proving out isobutanol production at a commercial scale, in addition to the increasing demand from customers, reinforces the ramping up of our licensing efforts, including opportunities outside the United States, using non-corn feedstocks. We also have several licensing opportunities in North America that we are looking to sign up,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“The conversion of alcohols to hydrocarbons is also generating significant interest from potential strategic investors. It is our goal in 2015 to establish multiple new strategic partnerships to accelerate the development of this hydrocarbons business, inclusive of Gevo’s new ethanol-to-hydrocarbons technology. The ability to produce cost competitive renewable propylene, which is used in a multitude of consumer products, as well as renewable hydrogen, have been “holy grails” of the bio-based economy. We believe that we have an effective proprietary technology to do this based on feedback from partners and potential strategic investors,” added Gruber. “Overall, we are very pleased with the results from Luverne operating under SBS, the demand for our isobutanol and the interest we are generating from potential licensees and strategic partners.”

Financial Highlights

Revenues for the fourth quarter of 2014 were $9.5 million compared to $1.7 million in the same period in 2013. The increase in revenue during 2014 is primarily a result of the production and sale of approximately $8.8 million of ethanol and distiller’s grains following the transition of the Luverne plant to the SBS configuration.

During the fourth quarter of 2014, hydrocarbon revenues were $0.5 million, primarily related to the shipment of bio-jet fuel to the U.S. military during the quarter. Gevo also continued to generate revenue during the fourth quarter of 2014 associated with ongoing research agreements.

Cost of goods sold increased by $5.8 million during the three months ended December 31, 2014, as compared to the same quarter in 2013, due primarily to the increased production activity at the Luverne plant under the SBS configuration. Gross loss was $1.4 million for the three months ended December 31, 2014. After adding back $1.4 million of depreciation expense, the cash gross margin was a positive $0.1 million for the fourth quarter of 2014.

Research and development expense decreased by $1.2 million during the three months ended December 31, 2014, as compared to the same quarter in 2013, due primarily to a $0.5 million reduction in salary and consultant-related expenses and a $0.5 million decrease in expenses at the hydrocarbons demo facility located in Silsbee.

Selling, general and administrative expense decreased $0.9 million during the three months ended December 31, 2014, as compared to the same quarter in 2013, due primarily to a decrease of $1.0 million in legal expenses, largely related to litigation matters.

Interest expense in the fourth quarter of 2014 was $2.0 million, which was slightly higher than the interest expense in the same period in 2013.

The company reported a non-cash loss of $0.2 million during the fourth quarter of 2014, as compared to a non-cash loss of $2.4 million during the same period in 2013, related to changes in the fair value of its derivative warrant liabilities and embedded derivatives contained in the convertible notes issued in 2012 (2022 Notes). The company did not have any holders of 2022 Notes opt to convert their note holdings into shares of Gevo common stock during the three months ended December 31, 2014.

The company also reported a non-cash gain of $0.1 million during the fourth quarter of 2014 related to a change in the fair value of the convertible notes issued in the second quarter of 2014 to Whitebox.

The net loss for the fourth quarter of 2014 was $11.1 million compared to $17.3 million during the same period in 2013.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer and Brett Lund, Chief Legal Officer. They will review the company’s financial results for the three months ended December 31, 2014 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 39142759. A replay of the call and webcast will be available two hours after the conference call ends on March 26, 2015. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 39142759. The archived webcast will be available until Midnight EDT on April 25, 2015 in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to optimized isobutanol production costs, the future market for isobutanol, ethanol and their derivatives and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Revenue and cost of goods sold
Ethanol sales and related products, net	$23,549	$—	$8,830	$—
Hydrocarbon revenue	3,949	2,157	$523	142
Grant revenue, research and development program revenue and corn sales	768	6,067	148	1,553

Total revenues	28,266	8,224	9,501	1,695

Cost of goods sold	35,582	17,913	10,873	5,048

Gross loss	(7,316)	(9,689)	(1,372)	(3,353)

Operating expenses
Research and development	14,120	20,179	2,706	3,899
Selling, general and administrative	18,341	25,647	4,833	5,750

Total operating expenses	32,461	45,826	7,539	9,649

Loss from operations	(39,777)	(55,515)	(8,911)	(13,002)

Other income (expense)
Interest expense	(12,024)	(9,301)	(2,031)	(1,980)
Loss on conversion of debt	—	(2,038)	—	—
Gain from change in fair value of embedded derivative of the 2022 Notes	3,470	3,114	—	834
Gain (loss) from change in fair value of derivative warrant liability	6,530	(3,195)	(242)	(3,195)
Gain from change in fair value of 2017 Notes	648	—	104	—
Other income	8	129	1	14

Total other expense	(1,368)	(11,291)	(2,168)	(4,327)

Net loss	$(41,145)	$(66,806)	$(11,079)	$(17,329)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.51)	$(1.48)	$(0.11)	$(0.35)

Weighted-average number of common shares outstanding - basic and diluted	80,492,432	45,071,618	98,667,424	49,758,100

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$6,359	$24,625
Accounts receivable	2,361	1,358
Inventories	4,292	3,581
Prepaid expenses and other current assets	732	1,163

Total current assets	13,744	30,727

Property, plant and equipment, net	81,240	83,475
Deposits and other assets	3,944	2,153

Total assets	$98,928	$116,355

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$8,623	$13,030
Derivative warrant liability	3,114	7,243
Current portion of secured debt, net	288	788

Total current liabilities	12,025	21,061
Long-term portion secured debt, net	485	9,339
2017 notes recorded at fair value	25,460	—
2022 notes, net	13,679	14,501
Other long-term liabilities	315	479

Total liabilities	51,964	45,380

Total stockholders’ equity	46,964	70,975

Total liabilities and stockholders’ equity	$98,928	$116,355

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Operating Activities
Net loss	$(41,145)	$(66,806)	$(11,079)	$(17,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	15,666	13,273	3,716	3,061
(Gain) loss from change in fair value of derivative warrant liability	(6,530)	3,195	242	5,475
Gain from change in fair value of embedded derivative of the 2022 Notes	(3,470)	(3,114)	—	(3,114)
Gain from change in fair value of 2017 Notes	(648)	—	(104)	—
Loss on conversion of debt	—	2,038	—	—
Changes from working capital	(2,863)	4,366	841	(3,421)

Net cash used in operating activities	(38,990)	(47,048)	(6,384)	(15,328)

Investing Activities
Acquisitions of property, plant and equipment, net	(4,894)	(7,800)	(341)	(5,172)
Other	(2,611)	125	—	125

Net cash used in investing activities	(7,505)	(7,675)	(341)	(5,047)

Financing Activities
Proceeds from issuance of common stock	18,000	28,761	—	28,761
Payments on secured debt	(9,824)	(14,529)	(104)	(7,814)
Proceeds from issuance of 2017 Notes	25,907	—	—	—
Debt and equity offering costs	(5,873)	(1,711)	(822)	(1,711)
Other financing activities	19	83	—	103

Net cash provided by (used in) financing activities	28,229	12,604	(926)	19,339

Net decrease in cash and cash equivalents	(18,266)	(42,119)	(7,651)	(1,036)

Cash and cash equivalents
Beginning of period	24,625	66,744	14,010	25,661

Ending of period	$6,359	$24,625	$6,359	$24,625

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(13,210)	$(15,770)	$(2,310)	$(5,485)
Depreciation and amortization	3,943	2,233	1,445	582
Non-cash stock-based compensation	79	160	5	30

Non-GAAP loss from operations	$(9,188)	$(13,377)	$(860)	$(4,873)

Gevo, Inc.
Loss from operations	$(26,567)	$(39,745)	$(6,601)	$(7,517)
Depreciation and amortization	937	1,160	221	253
Non-cash stock-based compensation	2,781	3,751	493	798

Non-GAAP loss from operations	$(22,849)	$(34,834)	$(5,887)	$(6,466)

Gevo Consolidated
Loss from operations	$(39,777)	$(55,515)	$(8,911)	$(13,002)
Depreciation and amortization	4,880	3,393	1,666	835
Non-cash stock-based compensation	2,860	3,911	498	828

Non-GAAP loss from operations	$(32,037)	$(48,211)	$(6,747)	$(11,339)

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Media & Investor Contact:
Mike Willis
Gevo, Inc.
T: (720) 267-8636 mwillis@gevo.com